Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Additional Information” in the Prospectus and “Other Information” in the Statement of Additional Information for the Class A and Class B Shares and “Financial Highlights” and “Additional Information” in the Prospectus for the Institutional Shares and to the incorporation by reference of our report dated August 31, 2005 in the registration statement (Form N-1A) and related Prospectus and Statement of Additional Information of the EquiTrust Series Fund, Inc. filed with the Securities and Exchange Commission  in this Post Effective Amendment No. 44 under the Securities Act of 1933 (No. 2-38512) and Amendment No. 44 under the Investment Company Act of 1940 (No. 811-2125).

/s/ Ernst & Young
Des Moines, Iowa
November 28, 2005